Exhibit 99.1

One Jake Brown Road, Old Bridge NJ 08857 Phone: 732-679-4000 | Fax: 732-679-4353 www.blondertongue.com | www.rldrake.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Appoints Edward R. “Ted” Grauch as Executive Vice President
& Chief Operating Officer

OLD BRIDGE, NJ / October 30, 2018 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced that the Company’s Board of Directors has appointed Edward R. “Ted” Grauch as its Executive Vice President and Chief Operating Officer.

Ted will report directly to Bob Pallé, the Company’s CEO and President, focusing on developing the Company’s product strategy, sales, marketing, and technology activities. The heads of each of those departments will report directly to Ted.

Ted, who holds an MBA from Johns Hopkins University, is also a degreed electrical and computer engineer and has more than 20 years of experience in executive level management and 30 years working in the video, internet and security services provider industries.

Immediately prior to joining Blonder Tongue, Ted served as President of Kaon USA, Inc., the US subsidiary of South Korea-based Kaonmedia Co., Ltd., the world’s fifth largest Set-Top and Broadband device manufacturer, where his responsibilities included all management, finance, technology marketing and differentiation, competing within the North American market as a major electronics supplier.

Commenting on Ted’s appointment, CEO and President, Bob Pallé said “We are extremely pleased that Ted has joined the Blonder Tongue team. Ted has a career history of effective highly motivated leadership, delivering revenue growth and bottom line results. He has a true entrepreneurial edge to him that will thrive in our environment, as work together to develop the blueprint for an aggressive plan to grow our Company and take it to the next level.”

Notable prior positions include over five years with Comcast Cable, serving as Vice President, Video CPE, Office of the CTO, where Ted’s team was responsible for Comcast’s nationwide residential video device strategy, including the design, development and deployment of many of Comcast’s X1 series Set-Top box platforms, ground breaking RF and Voice remote control programs, and national DTA device deployments. The DTA programs allowed Comcast to convert their network to 100% digital transmission by 2013.

Ted has also held several other executive positions, including VP, head of global marketing at ST Micro’s Advanced SoC video microprocessor division in Grenoble, France, Senior Vice President at Nagravision SA in Lausanne, Switzerland, from 2001 to 2009, and as an entrepreneur co-founder of Livewire, Inc, an engineering consulting firm he and his partners sold to Nagravision in 2001. Early in his career, Ted spent over five years as a senior electrical engineer with Scientific-Atlanta and also four years on engineering internship rotations at the National Security Agency (NSA) and for a US Defense Department contractor, during which time he held a US DoD TS Security Clearance.

Regarding his appointment as Chief Operating Officer, Ted Grauch said “With a rich history of innovation, and its reputation for highly reliable quality products, Blonder Tongue has a great potential for future growth. I’ve been impressed with our recently released NeXgen (NXG) flexible video and high-speed data delivery Platform. We have a great technology and engineering team at Blonder Tongue, along with world-class US based manufacturing and quality control organizations in place. I am very confident the Company is prepared to capitalize on many future opportunities in the market.”

In connection with Ted’s appointment as Chief Operating Officer, the Company has granted him (i) Incentive Stock Options under and pursuant to the Company’s 2016 Employee Equity Incentive Plan, to acquire up to 150,000 shares of the Company’s common stock, subject to time-based vesting conditions whereby 30,000 shares will vest on each of the next two anniversaries of the effective date of his employment, and 45,000 shares will vest on each of the third and fourth anniversaries of the effective date of his employment, provided that he remains an active employee of the Company on each such date; and (ii) an employment inducement award comprised of non-qualified stock options to acquire up to 350,000 shares of the Company’s common stock, subject to time-based vesting conditions, whereby 70,000 shares will vest on each of the next two anniversaries of the effective date of his employment and 105,000 shares will vest on each of the third and fourth anniversaries of the effective date of his employment, provided that he remains an active employee of the Company on each such date. The inducement award contains certain acceleration provisions in the event of a change in control. The inducement award of options to acquire shares of the Company’s common stock was made outside of the Company’s 2016 Employee Equity Incentive Plan and approved by the Compensation Committee of the Company’s Board of Directors in reliance on the employment inducement exception to shareholder approval provided under the NYSE American Company Guide, Section 711(a), which requires public announcement of inducement awards.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products. As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2017. (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé

Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000